Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

HEADS OF AGREEMENT

BETWEEN

V CAPITAL REAL ESTATE SDN BHD

(“PURCHASER”)

AND

HAAD SAI NGEN CO. LTD.

(“VENDOR”)

HEADS OF AGREEMENT

This Heads of Agreement (“Agreement”) is made on 24 January 2024.

BETWEEN:

Haad Sai Ngen Co. Ltd. (Company No. 0835527000016) a company incorporated under the laws of Thailand and having its registered office at 41 Taweevong road, Patong Sub-District, Katu District, Phuket Province, Thailand (“Vendor”);

AND

V Capital Real Estate Sdn Bhd (Registration No. 202101023177 (1423477-H)), a company incorporated in the Malaysia and having its registered office at Unit 5-6, Level 6, The Boulevard Offices, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia (“Purchaser”).

Each of the Vendor and Purchaser shall individually be referred to as the “Party” and collectively as the “Parties”.

WHEREAS:

A.	Pursuant to a Land Lease Agreement dated 9 January 2008 between Surapol Hompuangpoo and the Vendor, the Vendor is the sub-lessee of a plot of land under the land Title Deed No. 28419, Volume No. 285 Page 19, Land No. 14, Survey Page No. 75, covering a land area of 1 Rai, 1 Ngan, 23 Square Wah, located at Karon Sub-District, Muang Phuket District, Phuket Province, Thailand, the details of which are shown in a copy of the title deed attached hereto as Appendix 1 (“Land”).

B.	The Land was leased by Kata Club Co. Ltd. to Mr Surapol Hompuangpoo pursuant to a Lease Agreement dated 9 January 2008.

C.	The Purchaser wishes to purchase and the Vendor wishes to sell the leasing rights of the Land together with Impiana Private Villas Kata Noi and all such assets owned by the Vendor attached hereto as Appendix 2 (“Transaction”), subject to the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definition

1.1.	In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:-

“Agreement” means this agreement for the sale and purchase of the leasing rights of the Land, and any such modifications, variations, amendments or additions, as the Parties may agree in writing from time to time;

“Appropriate Authorities” means the following:

a)	any government in any jurisdiction, whether federal, state, provisional, territorial or local;

b)	any minister, court, department, officer, commission, delegate, instrumentality, agency, board, authority or organization of any government or in which any government is interested;

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c)	any non-government regulatory authority; and

d)	any provider of public utility services, whether or not government owned or controlled,

and “Appropriate Authority” means any one of them;

“Assets” means all equipment, fixtures, computers, printers, and other items of property on the Property, including without limitation those items listed in the listing attached hereto as Appendix 2 and all intangible assets of the business operations of the Property;

“Business Day” means a day on which commercial banks in Kuala Lumpur are open for general banking business other than a Saturday, Sunday or public holiday;

“Completion” means the completion of the sale and purchase of the leasing rights of the Land in favour of the Purchaser in accordance with the terms herein;

“Completion Date” means the date the last of the Conditions Subsequent being fulfilled or satisfied;

“Conditions Subsequent” shall have the meaning ascribed to it in Clause 5.1 herein;

“Confidential Information” shall have the meaning ascribed to it in Clause 13.1 herein;

“Consideration Shares” means the new VCIG Shares caused to be issued to the Vendor to satisfy the Purchase Price;

“Encumbrance” includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature;

“Force Majeure Event” means any cause, impediment or event beyond the control of a Party, including but not limited to acts of God, storm, tempest, hurricane, flood, earthquake, volcanic activity, tsunami, landslide, damage by lightning, drought, any natural disaster, plague, epidemic, pandemic, war (whether declared or serious threat of same), blockade, hostilities, invasion, military operation or mobilization, civil war, riot, revolution, civil commotion, disorder, mob violence, act of civil disobedience, terrorism, sabotage, piracy, rule, regulation or direction, national emergency, expropriation, compulsory acquisition, seizure of works, requisition, nationalization, explosion and/or fire but shall not include events or circumstances arising directly or indirectly from the negligence or default of the Purchaser;

“Land” means a plot of land under the land Title Deed No. 28419, Volume No. 285 Page 19, Land No. 14, Survey Page No. 75, covering a land area of 1 Rai, 1 Ngan, 23 Square Wah, located at Karon Sub-District, Muang Phuket District, Phuket Province, Thailand, the details of which are shown in a copy of the title deed attached hereto as Appendix 1;

“Lease Agreement” means the Land Lease Agreement as mentioned in Recital A;

“Lessor” means Surapol Hompuangpoo pursuant to the Lease Agreement;

“Lock-Up Period” means the period of six (6) months from the date of the issuance of VCIG Shares to the Vendor pursuant to the requirements of the Securities Act 1933, Rule 144 of United States;

“Outgoings” means all lawful outgoings including any increase thereof in respect of the Land and Property including but not limited to the following:

a)	property taxes, land and building taxes including but not limited to all charges, assessments, duties and fees as assessed, levied or imposed by the Appropriate Authorities; and

b)	all costs, charges and other expenses including utility charges and insurance premiums associated with the Land and Property;

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“Property” means all prevailing rights, entitlements, benefits and interests of the Vendors in and to the resort known as Impiana Private Villas Kata Noi located on the Land bearing the address 10 Kata Noi Road, Moo 2, Karon District, Muang, Phuket 83100 Thailand, as at Completion;

“Purchaser” means V Capital Real Estate Sdn Bhd (Registration No. 202101023177 (1423477-H)), a company incorporated in Malaysia and having its registered office at Unit 5-6, Level 6, The Boulevard Offices, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia or such other persons nominated by it;

“Purchase Price” means the total purchase consideration for the leasing rights of the Land and the ownership of the Assets to be paid by the Purchaser to the Vendor amounting to USD Three Million (USD3,000,000.00) only;

“Recipient of Consideration Shares” means the Vendor or any other persons nominated by the Vendor receiving the Consideration Shares;

“Subsequent Period” means six (6) months from the date of this Agreement or any such other extended period as mutually agreed between the Purchaser and the Vendor;

“Transaction” shall have the meaning ascribed to it in Recital C;

“Trustee” means the escrow agent to be appointed by the Purchaser to hold/deal with the share certificates of Consideration Shares;

“True-Up Date” means the expiry date of the Lock-Up Period;

“USD” means United States Dollar;

“VCIG” means VCI Global Limited (BVI Company No. 2035574), a company incorporated under the laws of British Virgin Islands and having its registered office at Intershore Chambers, Road Town, Tortola, British Virgin Islands, listed on the NASDAQ stock exchange, being the parent company of V Capital Real Estate Sdn Bhd;

“VCIG Shares” means the ordinary shares of VCIG;

“Vendor” means Haad Sai Ngen Co. Ltd. (Company No. 0835527000016) a company incorporated under the laws of Thailand and having its registered office at 41 Taweevong road, Patong Sub-District, Katu District, Phuket Province, Thailand;

“Vendors’ Warranties” shall mean all the representations and warranties set out in Schedule 1 given by the Vendor and each, a Vendor’s Warranty;

“Villa” means the Impiana Private Villas Kata Noi;

“VWAP” means volume weighted average market price; and

“Warranties” means the warranties and representations as set out in Clause 10 hereof;

1.2.	In this Agreement, unless the context otherwise requires:

a)	words denoting the singular number include the plural and vice-versa;

b)	words denoting a gender include every gender;

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c)	words denoting natural persons include bodies corporate and unincorporated;

d)	reference to clauses, appendices and schedules are to clauses, appendices and schedules to this Agreement;

e)	references to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation or any legislative provision substituted for, and all regulations and statutory instruments issued under such legislation and/or provision;

f)	headings to the clauses of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

g)	where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

h)	references to a Party to this Agreement or any other agreement or instrument shall include that Party’s successors and permitted assigns;

i)	references to any agreement or instrument shall include references to such agreement or instrument as amended, novated, supplemented, varied or replaced from time to time;

j)	references to United States or “USD” shall be taken as referring to amounts in United States currency;

k)	all appendices and schedules to this Agreement and its recitals shall form an integral part of this Agreement.

2.	Sale and Purchase of the Leasing Rights of the Land

2.1.	Subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell and the Purchaser agrees to purchase the leasing rights of the Land free from all Encumbrances and with all rights, benefits and entitlements of whatsoever nature attaching thereto together with the Property and Assets as at the Completion Date at the Purchase Price and on the basis of the Warranties.

2.2.	The Purchase Price shall be settled by the Purchaser to the Vendor in accordance with the provisions of Clause 3 herein.

3.	Purchase Price

3.1.	The Purchase Price shall be satisfied via the Consideration Shares caused to be issued to the Vendor.

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3.2.	The Consideration Shares shall be caused to be issued by VCIG to the Vendor within ten (10) Business Days from the date of this Agreement, subject to VCIG obtaining consent for the issuance of Consideration Shares from its placement agent, Stockblock Securities LLC and underwriter, Boustead Securities, LLC, or otherwise upon the end of VCIG’s standstill period (i.e.18 March 2024).

3.3.	The share certificate of the Consideration Shares shall be held by the Trustee from the date of the issuance of Consideration Shares until the Completion Date.

3.4.	The number of the Consideration Shares to be issued shall be determined based on an issue price to be calculated pursuant to the five (5) day VWAP of the VCIG Shares immediately preceding the date of the issuance of the Consideration Shares (“Issue Price”) on a restricted basis for the Lock-Up Period.

3.5.	On the True-Up Date, in the event that the thirty (30) day VWAP of the VCIG Shares immediately preceding the True-Up Date falls below the Issue Price, then the Purchaser shall have the option to either cause the Vendor to be issued additional VCIG Shares equal to the difference between the Issue Price and the thirty (30) day VWAP of the VCIG Shares immediately preceding the True-Up Date (“True-Up Shares”) within seven (7) Business Days from the True-Up Date, or alternatively, reimburse the Vendor the amount equivalent to the shortfall between the Purchase Price and the proceeds from the sale of the Consideration Shares by cash in accordance with the terms and conditions stated in Clause 4.1.

3.6.	For the avoidance of doubt, the share certificate of the True-Up Shares shall be held by the Trustee from the date of the issuance of True-Up Shares until the Completion Date.

3.7.	The Consideration Shares and True-Up Shares shall, upon allotment and issue, rank pari passu in all respects with the then existing VCIG Shares except that they shall not be entitled to any dividends, rights, allotments and/or any other distributions unless the allotment and issuance of Consideration Shares and True-Up Shares were made prior to the entitlement date of such dividends, rights, allotments and/or any other distributions.

3.8.	The Purchaser, shall on a best effort basis, pay to the Vendor USD Nine Hundred Thousand (USD900,000.00) in cash equivalent to 30% of the Purchase Price by 29 February 2024 being the fees to extend the lease of the Land up to 2048.

3.9.	If the Vendor is in receipt of the monies as described in Clause 3.7 above from the Purchaser by 29 February 2024, then the Vendor irrevocably undertakes to return such number of Consideration Shares equivalent to the value of USD Nine Hundred Thousand (USD900,000.00) within seven (7) Business Days from the True-Up Date to the Purchaser. The number of Consideration Shares to be returned to the Purchaser shall be calculated based on the thirty (30) day VWAP of the VCIG Shares immediately preceding the True-Up Date. The Vendor further undertakes to hold such number of Consideration Shares and such attached and accrued rights, benefits and entitlements of the Consideration Shares as the nominee of the Purchaser, until such number of Consideration Shares are transferred to the Purchaser. For the avoidance of doubt, the Consideration Shares to be managed by the Purchaser in Clause 4 shall then exclude such number of Consideration Shares to be remitted to the Purchaser. The Purchaser shall then remit USD Two Million One Hundred Thousand (USD2,100,000) only in cash to the Purchaser upon completion of the sale of the Consideration Shares pursuant to Clause 4.

3.10.	The Vendor shall within five (5) business days from the date of receipt of the USD Nine Hundred Thousand (USD900,000.00) as described in Clause 3.7 proceed to extend the lease of the Land. In the event that the lease fails to be extended within one (1) month from the date of receipt of the USD Nine Hundred Thousand (USD900,000.00), Clause 11 shall apply to this scenario and the Vendor shall refund all such monies paid to it to the Purchaser within five (5) business days from the date of the notice of termination.

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4.	Management of Consideration Shares

4.1.	Subject to Clause 3.8, the following shall apply:

a)	upon the expiration of the Lock-Up Period, the Purchaser will provide assistance to the Vendor in managing the Consideration Shares by facilitating the sale of the Consideration Shares for a period of two (2) months;

b)	In the event the Consideration Shares are sold for an amount exceeding Purchase Price, the Purchaser shall be entitled to fifty per cent (50%) of the excess (“Profit”). Profit shall be calculated as follows:

Consideration Shares Profit

Profit = 50% x [(proceeds from sale of Consideration Shares) – (Purchase Price)]

c)	the Purchaser shall remit the Purchase Price and the remaining proceeds from the sale of Consideration Shares after deducting the Profit of the Purchaser in cash to the Vendor within three (3) months from the date of expiry of the Lock-Up Period;

d)	in the event the Consideration Shares are sold for an amount less than Purchase Price, the Vendor will be reimbursed with the shortfall by way of cash within three (3) months from the date of expiry of the Lock-Up Period; and

e)	the remaining Consideration Shares left unsold after the period of two (2) months shall be transferred to the Purchaser at a consideration of Ringgit Malaysia One (RM1.00) only immediately upon Vendor receiving the Purchase Price and Profit (if any) in cash from the Purchaser.

5.	Conditions Subsequent

5.1.	This Agreement is conditional upon the satisfaction or fulfilment of the following conditions (collectively, the “Conditions Subsequent”) within three (3) months from the date of this Agreement or such other extended period to be mutually agreed by the Parties (“Subsequent Period”):

a)	the completion of due diligence exercise (“Due Diligence”) by the Purchaser over the Land and the results of such Due Diligence being satisfactory to the Purchaser;

b)	the Vendor shall procure Mr Surapol Hompuangpoo entering into a novation agreement with the Purchaser and the Vendor in respect of the lease of the Land;

c)	the Vendor must do all things required to procure registering the lease of the Land under the name of the Purchaser pursuant to the novation agreement stated in Clause 4.1(b) herein with the Land Office of Thailand;

d)	the Vendor shall procure the owner of the Land, Kata Club Co. Ltd giving its consent for the lease of the Land by the Purchaser; and

e)	the Vendor shall transfer the ownership of the villas and such other buildings and/or constructions on the Land to the Purchaser

5.2.	Each Party will:

a)	use its best endeavours to procure the fulfilment of the Conditions Subsequent required to be complied with or satisfied by it under Clause 5.1, at its own cost and expense;

b)	provide the other Party with all reasonable assistance including signing of relevant forms and documents and providing such documents and information as may be required by the other Party to fulfil the relevant Condition Subsequent; and

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c)	will notify the other Party in writing on timely basis and in any event within seven (7) days from date of receipt of any notice, information or document issued in connection with compliance or satisfaction of any Condition Subsequent.

5.3.	In the event that any approval of any person described in the Conditions Subsequent is not obtained or given upon terms and conditions unacceptable to the Purchaser or the Vendor:

a)	the Purchaser or the Vendor (as the case may be) may, at any time within ten (10) Business Days after being notified of the terms and conditions of the relevant approval, submit or request that an appeal be submitted, if avenues for such appeal exist. Pending the outcome of any such appeal, the Condition Subsequent shall be deemed not obtained for the purpose of this Agreement;

b)	in the event any aforementioned appeal(s) is to be made, the party requesting for appeal(s) to be submitted shall bear the cost and expense of such appeal. A copy of all approvals, consents and evidence of discharge together with such applications and/or appeal(s) and decisions relevant to the appeal(s) shall be provided to the Purchaser as soon as reasonably practicable but in any event prior to Subsequent Period.

5.4.	If any of the Conditions Subsequent is not satisfied or fulfilled by the Subsequent Period or within such extended date as the Parties may mutually agree in writing, the Purchaser shall be entitled to claim for specific performance of this Agreement without prejudice to any other rights or remedies which the Purchaser may be entitled to under applicable law.

5.5.	If any of the Conditions Subsequent is not satisfied or fulfilled by the Subsequent Period or within such extended date as the Parties may mutually agree in writing, the Purchaser shall be entitled to terminate this Agreement or claim for specific performance of this Agreement without prejudice to any other rights or remedies which the Purchaser may be entitled to under applicable law.

5.6.	To the extent permitted by law, the Purchaser reserves the right to waive or suspend any of the Conditions Subsequent by notice in writing to the Vendor.

5.7.	The date the last of the Conditions Subsequent being fulfilled or satisfied shall be deemed as the “Completion Date”.

5.8.	The Vendor shall further indemnify any fees, penalties, costs, expenses whatsoever to the Purchaser due to the non-fulfilment of the Conditions Subsequent and Post-Completion Obligations which are supposed to be fulfilled by Vendor.

6.	Completion

On the Completion Date, the Vendor shall:

a)	deliver to the Purchaser all Assets which are capable of physical delivery and where applicable, all necessary documents, bills of sale with covenants of warranty, endorsements, assignments and other good and sufficient instruments of transfer and conveyance which the Purchaser requires to vest in the Purchaser’s good and marketable title to the Assets;

b)	save for the Assets, deliver to the Purchaser the vacant possession of the Property in the same state and condition as it was at the date of this Agreement (save for fair wear and tear);

c)	deliver to the Purchaser all documents and records relating to the Assets; and

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d)	deliver all the receipts evidencing all Outgoings which are due in respect of the Land and the Property are paid up to and including the Completion Date.

7.	Post-Completion Obligations

7.1.	The Vendor undertakes with the Purchaser that by or before 31 August 2024, the Vendor shall:

a)	procure the hotel business licence in good standing under the Hotel Act, B.E. 2547 (2004) of Thailand for the operation of the resort business at the Land and transfer the hotel licence to the Purchaser or any other company or person nominated by the Purchaser; and

c)	extend the lease of the Land for a further period of eleven (11) years and five (5) months pursuant to clause 6 of the Lease Agreement until 2048. The Vendor shall proceed to extend the lease within five (5) Business Days upon receipt of the Purchase Price from the sale of Consideration Shares as described in Clause 4.1 if it has not received the payment described in Clause 3.8.

7.2.	The Vendor undertakes to indemnify any losses of the Purchaser incurred in relation from the absence of the approvals, consents, authorisations, permits or waivers of any regulatory agency, authority required for the Property until the hotel business licence in good standing under the Hotel Act, B.E. 2547 (2004) of Thailand for the operation of the resort business at the Land is transferred to the Purchaser and/or its nominee.

8.	Approvals and Consents

8.1.	Save for the approval from the directors of the Purchaser and VCIG for the acquisition of the leasing rights and/or ownership of the Land, the Property together with the Assets, and the issuance and allotment of the Consideration Shares and Consideration True-Up Shares (“Purchaser’s Approvals”), the Vendor shall be required to obtain necessary approvals, consents, authorisations, permits or waivers of any regulatory agency, authority or parties necessary for and in connection with the sale of the leasing rights and/or ownership of the Land, the Property and the Assets. The Vendor agrees to obtain such consents required expeditiously and without undue delay at their own costs and expense.

8.2.	In respect of the Purchaser’s Approvals, the Vendor shall on timely basis provide all assistance, information, confirmations and documentation as may be requested by the Purchaser.

9.	Due Diligence

9.1.	The Vendor herewith agrees to allow the Purchaser to carry out the Due Diligence on the Land and make available and grant access to all legal, corporate, commercial, business, property and tax documents in relation to the Land and other documents that may be requested by the professionals appointed by the Purchaser before the Subsequent Period.

9.2.	Where the Vendor is not the proprietors of the Land, the Vendor shall in their best efforts take all steps to assist the Purchaser to effectively carry out the Due Diligence on the Land and ensure the proprietors of the Land make available and grant access to all legal, corporate, commercial, business, property and tax documents in relation to the Land and other documents that may be requested by the professionals appointed by the Purchaser before the Subsequent Period.

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10.	Representations and Warranties

10.1.	The Vendors give the Vendors’ Warranties in favour of the Purchaser on the date of this Agreement and on the Completion Date. The Vendors warrant to the Purchaser that the information and statements set out in the Vendors’ Warranties are true, accurate and correct in all material respects at the date of this Agreement and will be true, accurate and correct in all material respects on the Completion Date. To this effect, the Vendors’ Warranties will be deemed to be repeated on the Completion Date as if they had been given afresh on the Completion Date in relation to the facts and circumstances then existing.

10.2.	The Vendors hereby acknowledge and agree that the Purchaser has entered into this Agreement in reliance on the Vendors’ Warranties and therefore, the Parties shall treat the Vendors’ Warranties as conditions of this Agreement. The Vendors’ Warranties are not affected or limited in any way by information gathered by the Purchaser, its advisers, consultants, agents and representatives.

10.3.	Each of the Vendors’ Warranties is separate and independent and is to be construed independently of the others and is without prejudice to any other warranty and (except where expressly stated otherwise) shall not be limited by reference to any clause, sub-clause, paragraph or sub-paragraph.

10.4.	If the Vendors become aware, or reasonably ought to be aware, of any event which occurs or matter which arises or which results or may result in any of the Vendors’ Warranties being unfulfilled, untrue, misleading or incorrect, the Vendors shall immediately notify the Purchaser in writing.

10.5.	The Vendors’ Warranties shall survive the signing and delivery of this Agreement. All Vendors’ Warranties shall be deemed made on the date of this Agreement and to be repeated on each day during the period up to and including the Completion Date.

10.6.	The Vendors hereby undertake to fully indemnify and keep the Purchaser fully indemnified against all losses, damages, costs, expenses and outgoings which the Purchaser may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with:

a)	a breach of a Vendors’ Warranty;

b)	any Vendors’ Warranty not being true and correct in all respects; or

c)	any Vendors’ Warranty being misleading in any respect.

11.	Default

11.1.	If the Purchaser:

a)	fails to pay any sum or sums payable under this Agreement within the time stipulated for payment; or

b)	commits any material breach of the terms and conditions contained in this Agreement or fails to perform or observe all or any of the Purchaser’s covenants herein contained; or

c)	commits an act of bankruptcy or enters into any composition or arrangement with its creditors or being a company enters into liquidation whether compulsory or voluntary,

and the Purchaser shall fail to remedy such breach in relation to its obligations, representations or warranties under this Agreement within ten (10) Business Days of a written notice being served on the Purchaser or the Purchaser’s Solicitors to do so, the Vendor shall be entitled to terminate this Agreement by giving the Purchaser, the Purchaser’s Solicitors not less than fourteen (14) days’ notice in writing. For the avoidance of doubt, the Purchaser shall be entitled to dispute the breach in accordance with Clause 17 of this Agreement and the notice of termination shall not be effective until the completion of the dispute resolution process as stated therein.

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11.2.	All documents (if any) delivered to the Purchaser and/or the Purchaser’s Solicitors, shall be returned to the Vendor within ten (10) Business Days of the Purchaser’s or the Purchaser’s Solicitors’ receipt of the written termination notice from Vendor and the Vendor is entitled to such other remedies that may be available at law in the event of the Purchaser’s breach of this Agreement.

11.3.	If the Vendor:

a)	fail to complete the sale and purchase hereunder in accordance with the terms and conditions of this Agreement or is in breach of any term or condition of this Agreement (including the Vendor’s Warranties) or fail to perform or observe any undertakings, obligations or agreements expressed in this Agreement;

b)	if a receiver, receiver and manager, special administrator, trustee or similar official is appointed over any of the assets or undertakings of the Vendor;

c)	are or become unable to pay its debts when they are due or become unable to pay its debts within the meaning of the Companies Act 2016 or any other legislation regarding insolvency of the jurisdiction in which it carries on business;

d)	enter into or resolve to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

e)	if a resolution is passed or an application or order is made for the winding up or dissolution of the Vendor otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Purchaser;

f)	threaten to cease carrying on a substantial portion of their business;

g)	commit any act or omit to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing the events specified in Clause 11.3 (e), (f) and/or (g) to occur;

h)	commits an act of bankruptcy or enters into any composition or arrangement with its creditors or being a company enters into liquidation whether compulsory or voluntary;

and the Vendor shall fail to remedy such breach in relation to its obligations, representations or warranties under this Agreement within ten (10) Business Days of a written notice being served on the Vendor or the Vendor’s Solicitors to do so, the Purchaser shall be entitled to terminate this Agreement by giving the Vendor, the Vendor’s Solicitors not less than fourteen (14) days’ notice in writing and upon such termination the Purchaser shall be entitled to all rights or remedies in law against the Vendor arising from the default by the Vendor.

11.4.	Following the termination pursuant to Clause 11.3, the Purchaser shall be entitled to the return of the Consideration Shares and all such monies paid to the Vendor within five (5) business days from the date of the notice of termination.

11.5.	In the event that the notice of termination is served by the Purchaser to the Vendor during the Lock-Up Period: (i) in accordance with the terms of this Agreement, or (ii) in the event that the Vendor has not complied with the material aspects of this Agreement, forthwith upon notice of termination, if the Vendor is in breach of this Agreement and such breach has not been rectified to the satisfaction of the Purchaser within five (5) Business Days, the Vendor hereby agrees and authorizes the Trustee to release the share certificate of the Consideration Shares to the stock transfer agent immediately upon receipt of the irrevocable instructions from the Purchaser. For the avoidance of doubt, the Trustee shall not release the share certificate if the Vendor disputes the breach until the completion of the dispute resolution process in accordance with Clause 17 of this Agreement.

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11.6.	The Vendor and/or the nominee of the Vendor in receipt of the Consideration Shares shall within five (5) Business Days from the date of this Agreement deliver the following documents to the Trustee:

a)	a letter of undertaking to the Purchaser substantially in the form as set out in Schedule 2 of this Agreement;

b)	an original copy of the transfer instruction form as set out in Schedule 3 of this Agreement duly executed by the Recipient of Consideration Shares;

c)	an original copy of the Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (W-8 form) as set out in Schedule 4 of this Agreement duly executed by the Recipient of Consideration Shares; and

d)	an original copy of the non-affiliate Seller’s Representation Letter as set out in Schedule 5 of this Agreement duly executed by the Recipient of Consideration Shares.

11.7.	All documents (if any) delivered to the Vendor and/or the Vendor’s Solicitors, shall be returned to the Purchaser and/or the Purchaser’s Solicitors within ten (10) Business Days of the Vendor’s and/or the Vendor’s Solicitors’ receipt of the written termination notice from Purchaser and/or the Purchaser’s Solicitors.

11.8.	In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Vendor hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

12.	Notices

12.1.	All and any notice, or other communication, including, but not limited to any request, demand, consent or approval to or by a Party under this Agreement shall be in writing and may be (i) personally delivered, (ii) sent by postage prepaid or registered mail, or courier or (iii) sent by email to the Parties at the addresses and/or email addresses as follows:

a)	To the Vendor at:

Company Name:	HAAD SAI NGEN CO. LTD.
Address:	Level 21, Menara KH, Jalan Sultan Ismail, 50250 Kuala Lumpur
Attention:	Azrin Kamaluddin
Email:	azrin.kamaluddin@impiana.com

b)	To the Purchaser at:

Company Name:	V CAPITAL REAL ESTATE BERHAD
Address:	Unit 5-6, Level 6,
The Boulevard Offices,
Mid Valley City,
Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia
Attention:	Dato’ Hoo Voon Him
Email:	datovictor@v-capital.co

12.2	A notice given herein shall be effective on the date it was personally delivered, or three (3) Business Days after posting if sent by mail or courier, or on the date of sending email if sent by email, but if delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time) it is deemed to be duly given on the next Business Day.

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13.	Confidentiality

13.1.	All information and documents, evaluations, facts or documents which are communicated, disclosed or otherwise made available by or on behalf of either Party during the negotiations of the Transaction including the fact that negotiations between the Parties are taking place (“Confidential Information”) shall be kept secret and confidential and not be communicated in whole or in part to third parties without the prior written consent of the Party furnishing the Confidential Information.

13.2.	The Parties undertake to use Confidential Information exclusively for purposes of the Transaction.

13.3.	These restrictions on the disclosure of Confidential Information shall not apply:

a)	if the information becomes generally known and such knowledge does not result from a violation of the provisions of this Agreement; or

b)	if the information is already in the party’s possession prior to disclosure, is received independently from a third party free to disclose such information or is independently developed by the party as proven by its written records; or

c)	if the information is required to be disclosed by law or by requirement of governmental, public or regulatory authorities including requirement of any stock exchange.

13.4.	If a Party discloses any of the Confidential Information without being authorized by the other Party and therefore violates the provisions of this Agreement, the Party in breach of the provisions of this Agreement shall assist at its own expenses the other Party in limiting the damages caused by this unauthorized use.

13.5.	The terms and conditions of this Agreement shall also be deemed Confidential Information.

13.6.	The Purchaser shall disclose the Confidential Information only to its board of directors, employees and advisors that are involved in the process of the Transaction. The Purchaser shall not use the Confidential Information for any other purposes and will not pass it on to third parties or make it publicly known.

13.7.	The obligation to keep all information which is disclosed in the course of the negotiations between the Parties confidential and not to use them for other purposes than named hereunder, shall survive a termination of this Agreement for period of one (1) year from the date of termination.

13.8.	The parties recognize that Purchaser may need to disclose certain Confidential Information to the United States Securities and Exchange Commission, United States Financial Industry Regulatory Authority and/or the VCIG’s shareholders. The Vendor hereby consents to such required disclosure.

14.	Costs

Each party agrees to bear their own legal costs and expenses in connection with the Transaction. Any expenses and costs for the transfer of leasing rights of the Land shall be borne by the Purchaser.

15.	Variation, Waiver and Consent

The Parties agree that no variation or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by each of the Party.

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16.	Governing Law

Provisions of this Agreement shall be governed by and construed in accordance with the laws of Malaysia. Each Party agrees to irrevocably submit to the jurisdiction of the courts of Malaysia.

17.	Dispute Resolution

17.1.	The Parties will attempt in good faith to negotiate a settlement to any dispute between them arising out of or in connection with this Agreement within seven (7) Business Days of either Party notifying the other of the dispute and such efforts will involve the escalation of the dispute to the senior management of each Party.

17.2.	Nothing in this dispute resolution procedure will prevent the Parties from seeking from any court of competent jurisdiction an interim order restraining the other Party from doing any act or compelling the other Party to do any act.

17.3.	If the dispute cannot be resolved by the Parties pursuant to Clause 17.1 the Parties will refer it to mediation pursuant to the procedure set out in Clause 17.5.

17.4.	The obligations of the Parties under this Agreement will not cease or be suspended or delayed by the reference of a dispute to mediation and each Party and their nominees will comply fully with the requirements of this Agreement at all times.

17.5.	The procedure for mediation and consequential provisions relating to mediation are as follows:

a)	A neutral adviser or mediator (“Mediator”) will be chosen by agreement between the Parties or, if they are unable to agree upon a Mediator within five (5) Business Days or if the Mediator agreed upon is unable or unwilling to act, either Party will within five (5) Business Days from the date of the proposal to appoint a Mediator or within five (5) Business Days of notice to either Party that he is unable or unwilling to act, apply to an appropriate mediation provider to appoint a Mediator.

b)	The Parties will within seven (7) Business Days of the appointment of the Mediator meet with him in order to agree a programme for the exchange of all relevant information and the structure to be adopted for negotiations to be held. If considered appropriate, the Parties may at any stage seek assistance from an appropriate mediation provider to provide guidance on a suitable procedure.

c)	Unless otherwise agreed, all negotiations connected with the dispute and any settlement agreement relating to it will be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.

d)	If the Parties reach agreement on the resolution of the dispute, the agreement will be recorded in writing and will be binding on the Parties once it is signed by their duly authorised representatives.

e)	If the Parties fail to reach agreement in the structured negotiations within fourteen (4) Business Days of the Mediator being appointed, or such longer period as may be agreed by the Parties, then any dispute or difference between them may be referred to the Courts.

17.6.	Subject to subclause 17.2, the Parties will not institute court proceedings until the procedures set out in subclauses 17.1 and 17.5 have been completed.

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18.	Further Assurance

Each Party shall take all such steps, execute all such documents and do all such acts and things as may be reasonably required to give effect to any of the transactions contemplated by this Agreement.

19.	Entire Agreement

Immediately upon execution of this Agreement, all the parties acknowledge that they have created legally binding obligations between them in accordance with the agreed terms set out above. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter and supersedes all prior understandings and representations between the Parties with respect to the Transaction.

20.	Severability

If any of the provisions of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, in whole or in part, under any enactment or rule of law, such provisions shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

21.	Successors bound

This Agreement shall be binding on and inure to the benefit of the respective successors in title and permitted assigns of the Parties.

22.	Non-Waiver

Knowledge or acquiescence by any Party, of any breach of any of the conditions or covenants herein contained, shall not operate as or be deemed to be waiver of such conditions or covenants or any of them, and notwithstanding such knowledge or acquiescence, each Party shall be entitled to exercise its respective rights under this Agreement, and to require strict performance by the other of the terms and conditions herein.

23.	No Assignment

Neither Party shall assign or transfer any rights or obligations of this Agreement to any third party.

24.	No Partnership

Nothing in this Agreement shall be deemed or implied to create a joint venture, partnership or any final business entity of any kind between the Parties hereto.

25.	Amendments

No amendment or other variation of this Agreement shall be binding unless the same is duly affected by an instrument in writing signed by the Parties and expressed to be for the purpose of such amendments.

26.	Time of the Essence

Time for the performance of the obligations under this Agreement, whenever stated in this Agreement, shall be of the essence.

27.	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing or executing any such counterpart.

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This Agreement has been signed by the duly authorized representative of the Vendor and Purchaser:-

VENDOR

For and on behalf of HAAD SAI NGEN CO. LTD.

(Company No. 0835527000016)

/s/ Azrin Mirzhan Bin Kamaluddin
Azrin Mirzhan Bin Kamaluddin
Passport No. [***]

PURCHASER

For and on behalf of V CAPITAL REAL ESTATE SDN BHD

(Registration No. 202101023177 (1423477-H))

/s/ Hoo Voon Him
Dato’ Hoo Voon Him
Passport No. [***]

S i g n i n g P a g e

APPENDIX 1

TITLE DEED OF THE LAND

A p p e n d i x 1

APPENDIX 2

VENDOR’S ASSETS

The Vendor agree to sell and convey and Purchaser agrees to purchase the following assets owned by Vendor:

a)	Villa

b)	Leasing rights of the Land

c)	Improvements. All buildings, improvements, fixtures and other items of real estate located on the Land, including, without limitation, all apparatus, installed equipment and appliances used in connection with the ownership, use, operation or maintenance of the Land (“Improvements”);

d)	All tangible property and fixtures (which are not part of the Property) of any kind attached to or located upon, or ordered for future use as, the Villas as of the date hereof (or acquired by Vendor and so employed prior to Closing) including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles, if any; all carpets, drapes, beds, furniture, furnishings, televisions, telephones and similar property; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils; all audiovisual equipment, banquet equipment and laundry equipment; exclusive of (a) any personal property leased under the equipment leases, (b) items belonging to guests and tenants under the rooms agreements, and (c) the items, if any, listed on Appendix 3., other than the Supplies (as defined below), IT Systems (as defined below), Books and Records (as defined below) and Plans and Specifications with respect to the Property;

e)	Supplies

All china, glassware and silverware, linens, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Property or ordered for future use at the Property as of the Completion Date (the “Supplies”), subject to depletions, replacement and additions in the ordinary course of operating the Property (provided that Vendor will maintain its normal replenishment and replacement expenditures for such inventories until the Completion Date);

f)	IT Systems

All equipment, supplies, transferable licenses and embedded software required to operate the Franchisor’s reservation system, the property management system, point-of-sales system, telephone system, wireless or cabled Internet service system, accounting and statistical back office system, fire-life safety system, surveillance system, time clock system and other systems used in the marketing or operations of the Hotels, all of which include requisite cabling, user manuals, warranty certificates, software and any written and any electronic books and records produced by the IT systems, excluding any Vendor’s interest in any Material Contracts applicable to a particular system that is not assumable (“IT Systems”);

g)	Approvals

All transferable licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any governmental body which are held by Vendor or by an affiliate of Vendor with respect to the Property or Villa, including, without limitation, the construction, use or occupancy of the Villa or the operation of the Villa, together with any deposits made by Vendor thereunder, to the maximum extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (“Approvals”);

h)	Books and Records

All books and records located at the Property which relate to the Villa or the operation of the Villa, which will include copies of any financial statements for each Villa, exclusive of (i) Vendor’s income tax and accounting records, and (ii) any other materials that Vendors are not entitled to transfer or deliver to Purchaser under any contract (“Books and Records”);

i)	Plans and Specifications

All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Villa or in the possession of the Vendor which relate to the Villa (“Plans and Specifications”)

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A p p e n d i x 2

APPENDIX 3

FIXED ASSETS LISTING OF IMPIANA PRIVATE VILLAS KATA NOI

A p p e n d i x 3

SCHEDULE 1

Vendor’s Warranties

(Clause 10.1)

1	Capacity of the Vendor

1.1	The Vendor is company duly incorporated and validly existing under the laws of its jurisdiction.

1.2	The Vendor has the requisite capacity, power and authority to enter into and perform this Agreement and any other documents or agreements to be entered into in accordance with this Agreement.

1.3	This Agreement constitutes and such other documents or agreements executed by the Vendor which are to be delivered will, when executed, constitute valid and binding obligations of the Vendor.

1.4	The execution and delivery of this Agreement and such other documents and agreements and the performance by the Vendor will not:

1.4.1	result in a breach of, or constitute a default under, any instrument, contract and/or agreement to which they are a party or by which it is bound;

1.4.2	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which they are a party or by which they are bound; or

1.4.3	violate or exceed any power or restriction granted or imposed by their Constitution/Memorandum and Articles of Association.

1.5	The Vendor is not prohibited or prevented (whether contractually or otherwise) from entering into this Agreement to dispose of the leasing rights of the Land to the Purchaser and for the effective transfer of the leasing rights of the Land to the Purchaser.

1.6	The Vendor is and will be a going concern at the date of the transfer of the lease of the Land in favour of the Purchaser.

2	Property

2.1	Kata Club Co. Ltd. is the sole legal and beneficial owner of the Property.

2.2	The Property is free from all Encumbrances and any adverse claims. The Vendor have not created and will not create any Encumbrances over the Lands and/or dealt with the same in any manner whatsoever.

2.3	On the Completion Date, the Property shall be in the same state and condition as at the date of this Agreement, fair wear and tear excepted.

2.4	The Vendor has observed and complied with all laws, by-laws, rules and regulations affecting the Land and the Property and all conditions of title, covenants, restrictions in interest and category of land use, whether express or implied, in respect of the Land and the Property, with the exception of being in compliance with the Hotel Act, B.E. 2547 (2004) of Thailand as at the date of this Agreement.

2.5	The Vendor has not done or suffered to be done or omitted any act, matter or thing in or with respect to the Land and the Property which may render the same liable to forfeiture or which may contravene the provisions of any legislation now or hereafter in force affecting the Land and the Property, with the exception of being in compliance with the Hotel Act, B.E. 2547 (2004) of Thailand as at the date of this Agreement.

S C H E D U L E 1-1

2.6	The Property has been constructed and completed in good and workmanlike manner in accordance with all laws, by-laws, approvals, rules and regulations of the Appropriate Authorities, with the exception of being in compliance with the Hotel Act, B.E. 2547 (2004) of Thailand as at the date of this Agreement.

2.7	All heating, electrical, plumbing and drainage at, or servicing, the Property and all facilities and equipment relating thereto will, as of the Completion, be in substantially the same condition as existed on the date of this Agreement.No part of the Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied written requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

2.8	The Vendor has not received any notice from any governmental, statutory, urban or municipal authority on the acquisition or intended acquisition of the Land and the Property or any part thereof.

2.9	The Vendor has not entered into any agreements or arrangements for the sale transfer assignment or disposition of the Land and the Property to any third party nor granted any option or the right of refusal in favour of any third party for the purchase of the same which is still subsisting as at the date of this Agreement.

2.10	The Vendor has not granted any power of attorney to any third party in respect of the Land and the Property.

2.11	The Vendor has not granted any other rights and/or easements to any third party in respect of the Land and the Property and/or any part thereof.

2.12	All additions and alterations which have been made by the Vendor to the Property have been made in accordance with all relevant approvals, consents and licenses which are required to be obtained by the Vendor from the Appropriate Authorities , with the exception of obtaining the approval as required under the Hotel Act, B.E. 2547 (2004) of Thailand as at the date of this Agreement.

2.13	The Vendor has not received any notice from any Appropriate Authorities which is still outstanding, requiring the Vendor to perform building works or rectification works or cease such works in respect of the Property.

2.14	All Outgoings which are due in respect of the Land and the Property have been or will be fully settled by the Vendor up to and including the date immediately preceding the Completion Date.

2.15	Save for the approval as required under the Hotel Act, B.E. 2547 (2004) of Thailand, all the regulatory licences in respect of the Land and the Property have been obtained and are valid, current and in force and shall continue to be valid, current and in force until:

2.15.1	the Completion Date;

2.15.2	the expiry of such regulatory licences; or

2.15.3	the transfer of the regulatory licences in favour of the Purchaser or the issuance of the same in the name of the Purchaser,

whichever is later.

S C H E D U L E 1-2

2.16	The Vendor has no knowledge of any of the following matters which would not be disclosed by a search of any public registers maintained by the Appropriate Authorities or which the Appropriate Authorities would not be required to disclose on enquiry:

2.16.1	any action contemplated, pending or threatened to change the planning, zoning or other matters affecting the Land and the Property or any part thereof; and

2.16.2	any proposal from the Appropriate Authorities adversely affecting or which may adversely affect the use of the Land and the Property or any part thereof.

2.17	The current use of the Land and the Property by the Vendor is in compliance with the approved use, zoning and requirements of the Appropriate Authorities save for the approval as required under the Hotel Act, B.E. 2547 (2004) of Thailand as at the date of this Agreement.

3.	Lease Agreement

3.1	The details in respect of the Lease Agreement as at the date of this Agreement provided pursuant to this Agreement are true, complete and accurate in all respects.

3.2	Save as disclosed in writing by the Vendor, as at the date of this Agreement:

3.2.1	the terms of all the Lease Agreement to which the Vendor is a party to have been complied with in all respects by the Vendor;

3.2.2	no lease will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement;

3.2.3	the Vendor is not in breach and/or default of any of its payment obligations under the Lease Agreement; and

3.2.4	no notices, demands and/or letters have been issued or given by the Lessor to the Vendor for any breaches by the Vendor of any provisions of the Lease Agreement.

3.3	Other than as disclosed in this Agreement, no other leases, tenancies or licenses have been granted or agreed to be granted in respect of the Land and the Property or any part thereof.

3.4	The Lease Agreement constitutes valid and legally binding obligations between the parties thereto and are in full force and effect.

3.5	The Vendor is not aware and has not received any written notice alleging that any of the Lease Agreement is not valid and subsisting.

3.6	No event has occurred giving rise to any cause or grounds for a Lessor to lawfully terminate its lease pursuant to the relevant Lease Agreement.

3.7	There are no financial commitments undertaken by the Vendor to the Lessor of whatsoever nature (including but not limited to rent free periods or the provision of financial payments or subsidies in respect of the fitting-out or improvement of the Tenants’ premises) which are outstanding or which are to be discharged as at or after Completion.

3.8	The Lessor has not given any undertakings or made any representations to the Vendor in relation to any future development of the Land and Property nor the scope or nature of any such future redevelopment of the Land and Property or any part thereof or the timing thereof.

S C H E D U L E 1-3

4.	Information

4.1	All information contained in this Agreement which has been given by the Vendor to any of the directors or officials or consultants or professional advisers of the Purchaser in the course of the negotiations leading to this Agreement was, when given, true, complete and accurate in all material respects and the Vendor are not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Land and the Property on the terms and conditions of this Agreement.

4.2	All information relating to the Land and the Property which is known to the Vendor and which would materially affect the terms (including price and the future income and revenue of the Property) of this Agreement has been disclosed to the Purchaser in writing.

4.3	As at the Completion Date, the information and particulars relating to the Land and Property set out in this Agreement are true and correct in all material respects and not misleading.

4.4	The Vendor shall promptly and without any delay notify the Purchaser of any facts, information, situations or circumstances which it believes may materially and adversely affect the Land and the Property and/or the Vendor and without prejudice to the generality of the foregoing, of any material change affecting any of the Vendor’s Warranties.

5.	Insurance

5.1	In respect of all such insurance contracts maintained by the Vendor in respect of the Land and the Property:

5.1.1	all premiums have been duly paid to date;

5.1.2	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party;

5.1.3	there are no special or unusual terms or restrictions, the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums; and

5.1.4	no claim is outstanding, unpaid or in dispute and no circumstances exist which are likely to give rise to any claim.

5.2	The Vendor will renew all such insurance contracts which are expiring prior to the Completion Date.

6.	Contracts

6.1	Save as disclosed in this Agreement, as at the date of this Agreement:

6.1.1	the terms of all the contracts to which the Vendor is a party to have been complied with in all respects by the Vendor;

6.1.2	no contracts will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement;

6.1.3	no counter party to the contracts is in breach and/or default of any of its obligations under its respective contracts; and

6.1.4	no notices, demands and/or letters have been issued or given by the Vendor to the counter parties of the contracts for any breaches by such counter parties of any provisions of its respective contracts.

S C H E D U L E 1-4

6.2	After the execution of this Agreement, the Vendor will notify the Purchaser of any breach and/or default by the counter parties to the contracts of their respective obligations under the respective contracts.

6.3	The contracts constitute valid and legally binding obligations between the parties thereto and are in full force and effect.

6.4	The Vendor is not aware and has not received any written notice alleging that any of the contracts is not valid and subsisting.

6.5	No event has occurred which has given rise to any cause or grounds for a counter party to the contracts to lawfully terminate its contract.

6.6	There is no outstanding breach, non-performance or default by the Vendor of any terms of the contracts.

6.7	The counter parties to the contracts have no right of set off against the Vendor with respect to any moneys payable by such counter parties pursuant to the contracts.

7	Legal Matters

7.1	Save as disclosed to the Purchaser, the Vendor has in all material respects carried on its activities with respect to the Land and the Property in accordance with all applicable laws, regulations and by-laws in Thailand including but not limited to obtaining all requisite consents, approvals, authorisations, licences or other court orders and all such consents, approvals, authorisations, licences or other court orders required by the Vendor under the laws of Thailand for or in connection with the Land and Property have been obtained and will continue to be in force.

7.2	There are no pending suits, legal proceedings, arbitrations and/or claims against the Vendor or in respect of the Land and Property which may affect in any way the Vendor’s title to or its right to dispose of the Land and Property and the Vendor has no knowledge of any circumstances that have occurred or may occur that may result in such suits, legal proceedings, arbitrations and/or claims being taken against the Vendor or in respect of the Land and Property.

7.3	There are:

7.3.1	no creditor’s petition to wind-up the Vendor being presented; and

7.3.2	no winding-up proceedings pending or threatened, against the Vendor.

The Vendor has not passed any resolution for its voluntary winding-up and the Vendor has no knowledge of any circumstances that have occurred or may occur that may result in such petition being presented and/or such resolution being passed.

7.4	No receiver and/or manager has been appointed over any asset or undertaking of the Vendor which would prevent the Vendor from carrying out its obligations under this Agreement and the Vendor has no knowledge of any circumstances that have occurred or may occur that may result in such proceedings being taken against the Vendor and/or the appointment of such receiver and/or manager being made.

7.5	No event has occurred causing the Vendor to become unable to pay its debts when they are due. The Vendor has not given any notices to any of its creditors that it had suspended or that it is about to suspend payment of its debts.

S C H E D U L E 1-5

7.6	There are no investigations or enquiries by order, decree or judgment of, any court or any governmental agency or regulatory body outstanding against the Vendor and/or the Land and/or the Property.

7.7	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the Land and the Property.

7.8	No event has occurred causing any floating charge created by the Vendor to crystallize or any charge created by it to become enforceable, nor has any such crystallization occurred or is such enforcement in process.

8	Assets

Vendors are the sole and exclusive owner of and has title to all of the Assets that are not leased, free and clear of all Encumbrances. This Agreement to be executed and delivered by Vendor to Purchaser will effectively transfer to Purchaser good, valid and marketable title to, and ownership of, the Assets free and clear of all Encumbrances. The Assets include all of the material tangible and intangible assets, properties and rights, of any nature whatsoever, used by Vendors primarily in the operation of the Villas. None of the Assets are located outside Thailand. The Assets will constitute in all material respects all of the assets, rights and properties necessary to conduct the business of the Villas as presently conducted immediately following the Completion.

9	Miscellaneous

The Recitals are materially true and accurate to the extent that they relate to the Vendor, the Land and the Property.

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S C H E D U L E 1-6

Schedule 2 – Letter of Undertaking

[*on the letter head of Haad Sai Ngen Co. Ltd.*]

Date: [**]

VCI GLOBAL LIMITED
B03-C-8, Menara 3A, KL Eco City, No. 3 Jalan Bangsar,
59200 Kuala Lumpur, Malaysia	By Email

Attention: Dato’ Hoo Voon Him

Dear Sir,

LETTER OF UNDERTAKING

Unless otherwise stated, the terms and definitions used herein shall have the same meaning ascribed to it in accordance with the Heads of Agreement between us and V Capital Real Estate Sdn Bhd dated [*insert date of Heads of Agreement*].

1.	Pursuant to the notice of termination served on us on [*insert date*], we undertake to remit all [*insert no. of VCIG Shares*] ordinary shares of VCI Global Limited (“Shares”) within five (5) business days from the expiry of the Lock-Up Period to V Capital Real Estate Sdn Bhd (“VCRE”) and/or the nominee as instructed by VCRE. Subject to Clause 11.5 and 17 of the Heads of Agreement, we undertake to authorize the Trustee to release the share certificate of the Shares to the stock transfer agent immediately upon receipt the irrevocable instructions from the VCRE.

2.	We further undertake to hold the Shares and such attached and accrued rights, benefits and entitlements of the Shares as the nominee of the Purchaser, until the Shares are transferred to VCIG following the expiry of the Lock-Up Period.

3.	Failure to carry out the obligations stated item no. (1) above shall result in an interest of 8% on the Purchase Price or such part remains unpaid calculated from the day immediately after the expiry of the relevant deadline to the date of payment of such part of the sum as remains unpaid, based on a three hundred and sixty five (365) day year on the actual number of days elapsed and shall accrue from a day to day basis.

4.	Further to the foregoing, we hereby grant consent to VCIG that it shall have the right and full authority to act on behalf of us to instruct and submit all the applicable forms required to the stock transfer agent for the remittance transfer of the Shares to VCIG.

5.	We also grant consent to VCIG that it shall have the right and full authority to instruct the Trustee to release the share certificate to the stock transfer agent.

Thank you.

Yours faithfully,
For and on behalf of Haad Sai Ngen Co. Ltd.

[Designation]
[Name]

S C H E D U L E 2

Schedule 3 – Transfer Instruction Form

S C H E D U L E 3

Schedule 4 – Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting

Entities:

https://www.irs.gov/pub/irs-pdf/fw8bene.pdf

Individuals:

https://www.irs.gov/pub/irs-pdf/fw8ben.pdf

S C H E D U L E 4

Schedule 5 – Non-Affiliate Seller’s Representation Letter

S C H E D U L E 5